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EXHIBIT 21

Subsidiaries of the Registrant

Name                               State of Incorporation or Organization
----                               ---------------------------------------
Community First Bank & Trust                      Tennessee
Community First Title, Inc.                       Tennessee
Community First Capital Trust I                   Delaware